ADMINISTRATIVE AGREEMENT

     Agreement (the "Agreement") made this 1st day of October, 1999, between Eastcliff Funds, Inc. (the "Company"), and Fiduciary Management, Inc., a Wisconsin corporation (the "Administrator").

                              W I T N E S S E T H:

     WHEREAS, the Company is registered with the Securities and Exchange Commission under the Investment Company Act of 1940 (the "Act") as an open-end management investment company consisting of multiple series or funds; and

     WHEREAS, the Company desires to retain the Administrator to perform the following management-related services for the Eastcliff Emerging Growth Fund (the "Fund") and the Administrator desires to perform such services for the Fund.

     NOW, THEREFORE, the Company and the Administrator do mutually promise and agree as follows:

     1. Employment. The Company employs the Administrator to be the Administrator for the Fund for the period and on the terms set forth in this Agreement. The Administrator hereby accepts such employment for the compensation herein provided and agrees during such period to render the services and to assume the obligations herein set forth.

     2. Authority and Duties of the Administrator. The Administrator shall perform the following management-related services for the Fund:

     a. Prepare and maintain the books, accounts and other documents specified in Rule 31a-1, under the Act in accordance with the requirements of Rule 31a-1 and Rule 31a-2 under the Act;

     b. Calculate the Fund's net asset value in accordance with the provisions of the Company's Restated Articles of Incorporation, as amended, and its Registration Statement;

     c. Prepare the financial statements contained in reports to stockholders of the Fund;

     d. Prepare reports to and filings with the Securities and Exchange Commission (other than the Company's Registration Statement on Form N-1A);

     e. Furnish statistical and research data, clerical, accounting and bookkeeping services and stationery and office supplies; and

     f. Prepare and file with the appropriate state securities authorities required compliance filings and monitor and maintain such state registrations; and


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     g.   Keep and maintain  the Fund's  financial  accounts  and  records,  and generally assist in all aspects of the Fund's operations to the extent agreed to by the Administrator and the Company.

     The Administrator shall not act, and shall not be required to act, as an investment adviser to the Fund and shall not have any authority to supervise the investment or reinvestment of the cash, securities or other property comprising the Fund's assets or to determine what securities or other property may be purchased or sold by the Fund. The Administrator shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Company or the Fund in any way or otherwise be deemed an agent of the Company or the Fund.

     3. Expenses. Except as indicated below the Administrator, at its own expense and without reimbursement from the Fund, shall furnish office space, and all necessary office facilities, equipment and executive personnel for performing the services required to be performed by it under this Agreement. The Administrator shall not be required to pay any expenses of the Fund. The expenses of the Fund's operations borne by the Fund include by way of illustration and not limitation, directors fees paid to those directors who are not interested persons of the Company, as defined in the Act, the professional costs of preparing and the costs of printing its registration statements required under the Securities Act of 1933 and the Act (and amendments thereto), the expense of registering its shares with the Securities and Exchange Commission and in the various states, the printing and distribution cost of prospectuses mailed to existing shareholders, the cost of stock certificates, director and officer liability insurance, the printing and distribution costs of reports to stockholders, reports to government authorities and proxy statements, interest charges, taxes, legal expenses, association membership dues, auditing services, insurance premiums, brokerage and other expenses connected with the execution of portfolio securities transactions, fees and expenses of the custodian of the Fund's assets, printing and mailing expenses and charges and expenses of dividend disbursing agents, registrars and stock transfer agents. The Fund shall reimburse the Administrator for its proportionate share of the Price Waterhouse Blue 2 annual maintenance and support charge.

     4. Compensation of the Administrator. For the services to be rendered by the Administrator hereunder, the Fund shall pay to the Administrator an administration fee, paid monthly, based on the average net assets of the Fund, as determined by valuations made as of the close of each business day of the month. The administration fee shall be 1/12 of 0.2% of such net assets up to and including $25,000,000, 1/12 of 0.1% of the next $20,000,000 of daily net assets and 1/12 of 0.05% of the daily net assets in excess of $45,000,000; provided, however, that the minimum fee payable by the Fund shall be $20,000 annually. For any month in which this Agreement is not in effect for the entire month, such fee shall be reduced proportionately on the basis of the number of calendar days during which it is in effect and the fee computed upon the net assets of the business days during which it is so in effect. For any


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fiscal year, in which this  Agreement is not in effect for the entire year,  the minimum fee shall be reduced proportionately on the basis of the number of calendar days during which it is in effect.

     In addition to the above fees the Fund shall pay to the Administrator annually a fee of $100 for each state in which shares of the Fund are qualified for sale, a fee of $80 for each state in which the Fund is registered as an issuer-dealer and a fee of $50 for each agent registration maintained on behalf of the Fund, none of which fees shall be reduced if registrations are maintained for less than an entire fiscal year.

     5. Exclusivity. The services of the Administrator to the Fund hereunder are not to be deemed exclusive and the Administrator shall be free to furnish similar services to others as long as the services hereunder are not impaired thereby. During the period that this Agreement is in effect, the Administrator shall be the Fund's sole administrator.

     6. Liability. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Administrator, the Administrator shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder, or for any losses that may be sustained in the purchase, holding or sale of any security.

     7. Amendments and Termination. This Agreement may be amended by the mutual consent of the parties. This Agreement may be terminated at any time, without the payment of any penalty, by the board of directors of the Company upon the giving of ninety (90) days' written notice to the Administrator. This Agreement may be terminated by the Administrator at any time upon the giving of ninety
(90) days' written notice to the Company. Upon termination of the Agreement the Administrator shall deliver to the Company all books, accounts and other documents then maintained by it pursuant to Section 2 hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day first above written.

                                           FIDUCIARY MANAGEMENT, INC.
                                           (the "Administrator")

                                           By:_____________________________
                                                President

                                           EASTCLIFF FUNDS, INC.
                                           (the "Company")

                                           By:_____________________________
                                                President


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                                                                 October 1, 1999

Fiduciary Management, Inc.
225 East Mason Street
Milwaukee, Wisconsin  53202

Gentlemen:

     Pursuant to Section 2(g) of the Administrative Agreement dated October 1, 1999 you are hereby authorized to perform the following ministerial services in connection with the Eastcliff Emerging Growth Fund (the "Fund") investments in commercial paper master notes and repurchase agreements purchased through Firstar Trust Co. Prior to 10:30 a.m. on each day the New York Stock Exchange is open for trading you will review the activity account statement for the Fund for the previous business day provided to you by Firstar Bank Milwaukee, N.A. and a list of the securities transactions to be settled by the Fund on such date. Such list of securities transactions will be compiled by you from information supplied to you by the Fund's investment adviser.

     After reviewing such list and statement you will subtract [the sum obtained by adding (the purchase price and related commissions and expenses to be paid by the Fund in connection with all purchases of securities by the Fund to be settled on such date) to (the amounts to be paid to honor redemption requests, if any, received by Firstar Mutual Fund Services, LLC on the previous business day)] from [the sum obtained by adding (the proceeds to be received from all sales of securities of the Fund to be settled on such date) to (the amounts received pursuant to all purchase orders, if any, received by Firstar Mutual Fund Services, LLC on the previous business day)].

     The Fund's investment adviser has determined that if the result of such subtraction is a positive number, the remainder shall be invested to the extent allowed by the Fund's prospectus in the commercial paper master notes or repurchase agreements then offered by Firstar Bank Milwaukee, N.A. bearing the highest rates of interest. In the event that one or more commercial paper master notes bear the same rate of interest, the order of preference in investing shall be based on the assets of the issuers, with the issuer having the most assets being given the highest preference. Investments in the commercial paper master notes of any issuer may not exceed 5% of such Fund's total assets on the date of purchase.

     The Fund's investment adviser has determined that if the result of such subtractions is a negative number, the deficiency shall be obtained by selling the commercial paper master notes or repurchase agreement then held by the Fund bearing the lowest rates of interest. In the event that one or more commercial paper master notes bear the same rate of interest, the order of preference in selling shall be the inverse of the order set forth in the preceding paragraph.

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     You are instructed to notify Firstar Bank Milwaukee, N.A. each day prior to
10:30 a.m. of the commercial paper master notes or repurchase agreement to be purchased and sold by the Fund as determined above.

     If the amount to be invested exceeds the amount which can be invested as provided above, you will so inform the Fund's investment adviser who will tell you how the excess should be invested.

     These instructions will remain in effect unless and until you are notified by the Fund's investment adviser to the contrary.

                                           Very truly yours,

                                           EASTCLIFF FUNDS, INC.


                                           By:___________________________
                                               President


Accepted and agreed to

FIDUCIARY MANAGEMENT, INC.


By:____________________________
         President



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